Exhibit (a)(5)(M)

OpenText Buys Carbonite, Inc.

WATERLOO, ON — December 24, 2019 — OpenText™ (NASDAQ: OTEX) (TSX: OTEX), “The Information Company,” announced today that it has completed the closing of the previously announced acquisition of Carbonite, Inc. (“Carbonite”), provider of cloud-based subscription data protection, backup, disaster recovery and end-point security to small and medium-sized businesses and prosumers.

“I am delighted to announce today the completion of the Carbonite acquisition and warmly welcome Carbonite customers, partners, and employees to OpenText. Combined, we will be able to provide our customers the first end-point platform that offers data protection, endpoint security, intrusion detection and digital forensics – ensuring cyber resiliency and trusted innovation,” said Mark J. Barrenechea, OpenText CEO & CTO. “Carbonite brings a world-class channel organization and partners, allowing OpenText to bring EIM to all size customers including SMB to prosumers.”

Barrenechea further added, “We have confidence in our ability to integrate, innovate and grow the business. As previously highlighted, we are targeting for Carbonite to be on our operating model by the end of Fiscal 2021, or sooner. We expect strong cloud growth and cash flow expansion from the acquisition.”

Preliminary Financial Overview

OpenText expects Carbonite to contribute no material revenue or operating expenses over the holiday season between December 24th and 31st, within the current quarter (Fiscal 2020 Q2). Further financial projections from OpenText, as well as updated target models, will be provided when the company reports its second quarter Fiscal 2020 financial & business results.

Terms of the Acquisition

•	The tender offer for all outstanding Carbonite shares for $23.00 per share in cash is now complete, Carbonite is now a wholly-owned subsidiary of OpenText

•	Total purchase price of approximately $1.45 billion, inclusive of Carbonite’s cash and debt

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The total purchase price is approximately 2.9x TTM (Trailing Twelve Months) Carbonite GAAP revenues (as of September 30, 2019), inclusive of annualized full-year reported Webroot GAAP revenues, a significant acquisition by Carbonite which closed in March 2019

•	Current Carbonite Reported Annual Recurring Revenues (ARR) of 90%

•	Accretive and expected to be on the OpenText operating model by end of Fiscal 2021 or sooner

•	Funded with OpenText’s existing cash on hand and debt revolver

•	Estimated OpenText net leverage ratio at the closing of approximately 2.5x, with an expectation to return to less than 2x net leverage during the next 4-6 quarters

About OpenText

OpenText, The Information Company™, a market leader in Enterprise Information Management software and solutions, enabling companies to manage, leverage, secure and gain insight into their enterprise information, on-premises or in the cloud. For more information about OpenText (NASDAQ/TSX: OTEX) visit www.opentext.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements regarding OpenText’s acquisition of Carbonite, OpenText’s plans, objectives, expectations and intentions relating to the acquisition, the acquisition’s expected contributions to OpenText’s results and OpenText’s net leverage, the expected size, scope and growth of OpenText’s operations and the markets in which it will operate, expected synergies, as well as the expected benefits of the acquisition, impact on future financial performance including in respect of cloud revenues, cloud margins, adjusted EBITDA, and cash flows, may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently, its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright ©2019 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are the property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.

Note: All dollar amounts in this press release are in US dollars unless otherwise indicated.

OTEX-MNA

For more information, please contact:

Harry E. Blount

Senior Vice President, Investor Relations

Open Text Corporation

415-963-0825

investors@opentext.com

Chris Plunkett

Vice President, Global Communications

Open Text Corporation

519-497-0742

publicrelations@opentext.com